February 7, 2007

Donald W. Wallace
1801 Bayshore Blvd.
Tampa, FL 33606

Dear Don:

Re:	Retirement Agreement

Reference is made to that certain Non-Compete and Covenant Agreement, dated May 14, 2004 (the “Covenant Agreement”) by and among you, RV Acquisition Inc., Bruckmann, Rosser, Sherrill & Co II, L.P. (“BRS”) and Lazy Days’ R.V. Center Inc. (the “Company”) and to that certain Employment Agreement, dated May 14, 2004 (the “Employment Agreement”) by and among you, the Company, RV Acquisition Inc. and BRS. You have advised us of your desire to retire from your service as an employee, officer and board member of each of Lazy Days R.V. Center Inc., LD Holdings Inc. and RV Acquisition Inc. (collectively the “LD Companies”) and you have requested that such retirement not take effect until August 2, 2007. You hereby agree to the following:

(A)  Board membership and compensation. You hereby voluntarily retire from your membership on the board of directors of each of the LD Companies effective immediately. You acknowledge that you will hereby cease to receive compensation pursuant to Section 4(g) of the Covenant Agreement.

(B)  Retirement from Employment and Board Membership. You hereby voluntarily retire, effective as of August 2, 2007, from your employment with each of the LD Companies in any position you may hold, including your position as Chairman. From the date of this Retirement Agreement until your retirement on August 2, 2007 you shall not have any specific responsibilities in connection with your employment; provided, that (1) nothing herein shall be construed as a waiver of any fiduciary or other legal duties that you may owe to the LD Companies as an employee or otherwise and (2) you agree to be available on reasonable notice for consultation to John Horton, if requested. You agree that, effective August 2, 2007, except as set forth in Section C and Section E hereof, you will not be entitled to any compensation or benefits of any kind, and you further agree that none of the LD Companies will have any further obligation to you, including, but not limited to, any compensation or severance under the Employment Agreement or the Covenant Agreement; provided, however, that the foregoing shall not affect your right to receive a portion of the “Management Fee” pursuant to Section 5(iv) of that certain Management Agreement dated as of May 14, 2004 among Bruckmann, Rosser, Sherrill & Co., L.L.C. and the LD Companies. Through and following August 2, 2007, except as expressly set forth herein, the Covenant Agreement shall remain in full force and effect in all respects.

(C)  Compensation and Benefits.

(i)  From the date hereof until August 2, 2007, the Company agrees to continue to pay you a salary at a rate per annum equal to $1,074,700 payable in regular installments in accordance with the Company’s general payroll practices, which such amount shall be adjusted on May 14, 2007 to the amount that equals $1,074,700 increased by a percentage, the numerator of which is the Consumer Price Index for Urban Wage Earners and Clerical Workers, as published by the Bureau of Labor Statistics of the United States Department of Labor (the “CPI”), as of such anniversary date, and the denominator of which is the CPI as of May 14, 2006, provided, however, that the base salary shall not be decreased pursuant to the terms of this Section C(i). [In the event it is determined that the Company failed to make payment under the Covenant Agreement for the period from May 14, 2004 through May 31, 2004, the Company shall agree to pay you an amount equal to $83,334 at the time of your next payroll payment.]

(ii)  From the date hereof until August 2, 2007, the Company further agrees that you will be entitled to participate in the pension, profit sharing, life insurance, disability insurance, hospitalization, major medical and other employee benefit plans of the Company. The Company, at its cost, shall also provide to you until August 2, 2007 equivalent hospitalization, major medical and other medical coverage for your wife and minor children to the extent that your wife and minor children are eligible. From August 2, 2007, you will be offered whatever benefits you are entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Information regarding COBRA including the monthly premiums, rates and election criteria will be forwarded to you under separate correspondence. The Company will cooperate with you to continue coverage, at your cost and expense, under the Company’s health insurance plan(s) for yourself, your spouse and your children for as long as such coverage can be continued under such plan(s) as in effect from time to time.

(iii)  The Company agrees to reimburse you for $1,936.95 in May 2007 which represents the grossed up amount of your semi-annual disability premiums on your personal disability policy No. 7099102AH.

(iv)  The Company shall reimburse you for all reasonable expenses incurred by you prior to August 2, 2007 in the course of performing your duties to the Company which are approved in advance by the Company, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(D)  Amendment of Covenant Agreement.

(i)  Section 4(g) of the Covenant Agreement shall be deleted and replaced in its entirety by the following:

“[intentionally omitted]”

(ii)  Section 4(h) of the Covenant Agreement shall be amended by deleting the phrase “as amended as of the date hereof” in clause (A)(i) and replacing it with “as amended from time to time.”

(iii)  Except as set forth in clauses (i) and (ii) above, the Covenant Agreement remains in full force and effect in all respects.

(E)  Mutual Release and Non-Disparagement Agreement. In consideration of the mutual promises and covenants set forth in this Retirement Agreement and in consideration of the Company’s agreement to pay you $1,000,000 on the seventh day following your execution and delivery (but no earlier than August 2, 2007) of the Mutual Release and Non-Disparagement Agreement attached hereto as Exhibit A you agree (i) to execute and deliver the Mutual Release and Non-Disparagement Agreement contemporaneously herewith and (ii) to execute it again on or promptly following August 2, 2007, and the Company shall execute and deliver it to you on both of such dates. The $1,000,000 payment, which shall be subject to applicable withholding, is expressly conditioned upon your execution of both of the Mutual Release and Non-Disparagement Agreements as described in clauses (i) and (ii) above. The Company aggress to deliver the $1,000,000 payment in six equal installments to be payable monthly in arrears on the first day of each month beginning March 1, 2007 to a mutually acceptable escrow agent pursuant to an Escrow Agreement to be entered into within 10 days of the date of execution of this Retirement Agreement. You agree that you shall be entitled to the benefits provided for in Section C and to the payments provided for in this Section E if and only if you have not breached as of the date of final payment of the $1,000,000 the provisions of (i) Sections 2, 3 and 4(b)(ii) of the Covenant Agreement in any material respect, (ii) Sections 1 and 4 of the Covenant Agreement (other than Section 4(b)(ii)) and (3) the Mutual Release and Non-Disparagement Agreement, and do not breach such provisions at any time during the period for which such payments are to be made; provided, that with respect to any breach of Section 3 of the Covenant Agreement, you shall be given the opportunity to cure such breach within 30 days.

(F)  Landlord Consent. Promptly following the Company’s request, you agree to cause I-4 Land Holding Limited Company (“I-4”) to execute and deliver a form of landlord consent substantially similar to the landlord consents executed by I-4 and delivered to Wells Fargo Foothill and Bank of America N.A. on May 14, 2004 with changes to reflect the underlying factual changes.

This Retirement Agreement shall be governed by the internal laws, and not the laws of conflicts, of the State of Florida.

Very truly yours,

LAZY DAYS’ R.V. CENTER INC.

By:  /s/ John Horton

Name:  John Horton

Title: Chief Executive Officer

LD HOLDINGS INC.

By:   /s/ John Horton
Name: John Horton

Title: Chief Executive Officer

RV ACQUISITION INC.

By:___________________________

Name:

Title:

Accepted and agreed as

of the date first written above:

/s/ Donald W. Wallace
Donald W. Wallace